EXHIBIT 10.26

[SalesLink Letterhead]

October 2, 2003

Patrick Ring

Muskerry House

Tower, Blarney

Co. Cork

Ireland

Dear Pat,

It is a pleasure to offer you the position of Senior Vice President, Global Sales for Saleslink Corporation. In this capacity you will report to Skip Boothby, President, Supply Chain Management, working out Cork, Ireland. We anticipate this position will require at least 75% overnight travel.

Your starting salary will be $22,916.67 monthly, which is equivalent to an annualized base salary of $275,000. Additionally you will receive a one time only bonus in the amount of $50,000. This will be paid with your first paycheck. You will also be eligible for an annual bonus of 40% of your salary. We will guarantee this bonus for the first year. You will be paid 50% of your bonus on or about December 15, 2003 and the remaining 50% on or about August 1, 2004.

As we discuss, should you be a key factor in SalesLink wininng the NEC business you will be paid a one time only bonus of $50,000 at the formal award of the business.

All compensation will be paid in Euro at an exchange rate of no less than 1.10 nor greater than 1.15.

In addition, on your date of hire and subject to the approval of the Board of Directors, you will be awarded an option to purchase 20,000 shares of cmgi stock. This option will be priced at the closing price on your date of hire and it will vest as follows: 25% on the one year anniversary of your date of hire, and then 1/48th of the total award will vest monthly until you are fully vested on the fourth anniversary of your date of hire. Additionally a CMGI Non-Competition Agreement is required as a condition of CMGI granting you an option to purchase CMGI stock.

If there is anything about the offer of employment which was verbally made to you which is not mentioned in this letter, please contact me as soon as possible to discuss it.

Otherwise, it will be assumed that this letter fully encompasses all aspects of our offer of employment to you and supersedes all prior offers, both verbal and written. This letter does not constitute a guarantee of employment or a contract for any term of employment.

This offer expires as of the close of business on Friday, October 3, 2003 (eastern U.S. time).

Please confirm your acceptance of this offer and your start date by signing this letter and returning it to me. If you choose to fax back your letter and the agreement, please fax them to 617/886-4915 and bring the originals with you on your first day.

Pat, we are very pleased by the prospect of your addition to the SalesLink team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

Susan B. Lincoln

Senior Vice President

Human Resources

/s/ Patrick Ring	22-10-03
Patrick Ring	Date

Patrick Ring

Patrick Ring

Muskerry House,

Tower,

Blarney,

Co. Cork

TERMS AND CONDITIONS OF EMPLOYMENT

Dear Patrick

I am pleased to confirm our offer to you of employment in SalesLink (“the Company’) as reporting to Senior Vice President of Global Sales and reporting to Skip Boothby, President.

It is a condition of this offer that:

(a)	your references are satisfactory to the Company;

(b)	you are certified as fit for work following a full medical examination to be carried out by a medical practitioner selected and paid for by the Company.

1.	DATE OF COMMENCEMENT

Your employment with the Company will begin on November 4th (the Commencement Date).

2.	FUNCTIONS, DUTIES AND HOURS OF WORK

You will be employed as Senior Vice President of Global Sales. In that capacity you will be expected to:

2.1	perform and carry out all job duties, acts end obligations and to comply with such directions as may be designated by the Company to be reasonably consistent with your position.

2.2	faithfully and diligently perform such job duties and exercise such powers in relation to the Company and its business as the Company shall from time to time assign to or vest in you;

2.3	in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful directions, resolutions, policies, procedures and regulations from time to time made or given by the Company;

2.4	devote the whole of your time and attention during business hours to the discharge of your duties hereunder and use your best endeavors to promote the interests, welfare and reputation of the Company;

2.5	conform to such hours of work as the Company may from time to time reasonably require of you and not be entitled to receive any remuneration for work performed outside normal business hours;

2.6	in pursuance of your duties hereunder, perform such management services for any of the Company’s subsidiaries or associated companies as the Company may from time to time reasonably require:

2.7	except to the extent, if any, permitted by the Company’s code of ethics, not directly or indirectly give or receive gifts, incentives or inducements to or from any person or company in the carrying out of any activity in connection with the Company and/or any associated company:

2.8	not in any way pledge the credit of the Company or expose the Company to any pecuniary liability except so far as you may be authorized from time to time to do so by the Company whether generally or in any particular case.

3.	PLACE OF WORK

Your place of work will be in Cork, Ireland. You may be required to travel to and work at such other Company locations as the Company may reasonably require from time to time.

4.	REMUNERATION AND EXPENSES

4.1	Your gross salary will be at the rate of Two Hundred and Seventy Five U.S. dollars, with an exchange rate of not less than 1.10% or more than 1.15% per annum. Remuneration is payable monthly in arrears (subject to all statutory and agreed deductions) by credit transfer to a bank of your choice, and such payment arrangements shall remain in force until otherwise mutually agreed.

4.2	Your salary will be reviewed on or about August 1st each year [in line with Company policy).

4.3	The Company agrees to pay you a once off gross signing bonus of 50,000 U.S. dollars. This bonus shall be paid, subject to all statutory deductions, with your first salary payment provided these terms and conditions of employment have been executed by you. In the event that your employment with the Company terminates prior to [insert date] you agree to immediately repay the signing bonus to the Company.

4.4	In addition, you will be eligible to receive an annual [discretionary / performance related] non pensionable bonus of up to 40 % of your basic salary. This bonus is guaranteed for the first year of your employment with the Company. Fifty percent (50%) of your first year’s bonus will be paid to you on or about 15 December 2003 and fifty percent (50%) will be paid to you on or about 1 August 2004.

Thereafter, your eligibility for such a (discretionary / performance related) bonus payment shall be considered and determined at the discretion of the Company, in accordance with criteria established by the Company.

4.5	If the Company concludes, at its discretion, that you have been a key factor in the Company winning the NEC business, the Company agrees to pay you (subject to all statutory deductions) a once off gross bonus of 50,000 u.s. dollars. Payment of this bonus will be made when all necessary formalities in relation to the award of the NEC business to the Company have been finalized and the relevant parties have signed all necessary documentation and the Company has received payment of its first bill in respect of work done in connection with the NEC business.

4.6	Subject to approval by the Board of Directors of the Company, you shall be eligible to receive an option to purchase fifty thousand (50,000) shares of CMGI stock at the price which such shares are valued on the closing of the relevant stock markets on the Commencement Date.

4.7	You will be reimbursed for any reasonable expenses properly and necessarily incurred by you while performing your duties on behalf of the Company, including business expenses incurred when required to travel abroad for Company business subject to your conforming to the Company’s policy and procedure.

4.8	The Company reserves the right to make deductions from payments due to you so as to reimburse sums due by you to the Company.

5.	BENEFITS

5.1	You will be eligible to participate in the benefit plans specified in this letter and such other benefit plans as may be approved in writing by the Company and specifically applied to you by notice in writing from the Company from time to time. Participation in such benefit plans shall be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which you may be entitled to participate. The Company shall also have the right to substitute new benefit plans for any plan in which you may be eligible to participate any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

5.2	All benefits payable or otherwise made available to you under any Company benefit plan(s) in which you may be entitled to participate from time to time shall automatically cease, as shall your eligibility to participate in such plan(s), upon the termination of your employment for any reason whatsoever. In the event of such termination, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits or compensation in lieu.

6.	HOLIDAYS

6.1	In addition to statutory bank and public holidays your entitlement to holidays is 25 days plus public holidays per calendar year (and pro rata for any lesser period) to be taken at times agreed with the Company.

6.2	Unused holidays may not be carried forward from one year to the next unless otherwise agreed with the Company in writing.

7.	SICKNESS AND NOTIFICATION OF ABSENCE

7.1	Sick pay is payable at the sole discretion of the Company. Details of the Company’s Sick Pay Scheme and Notification of Absence Procedure will he notified separately.

7.2	You will be required to furnish a medical practitioner’s certificate in respect of any illness or injury related absences of three days or more and on a weekly basis after the initial 3 day absence.

7.3	The Company may refer you from time to time for a medical examination by a medical practitioner nominated and paid for by it and shall be entitled to receive full details of the results of your medicals.

8.	RETIREMENT

Your normal retirement age is your sixty fifth birthday.

9.	PENSION PLAN

You shall be eligible to participate as a member of the Company Pension Scheme (“the Plan”) subject to and in accordance with the relevant deeds and rules of the Plan and Revenue limits.

The company will contribute no less than 6% to the plan.

10.	DEATH IN SERVICE LUMP SUM BENEFIT

You shall be covered for death in service lump sum benefit equal to 4 times your annual basic salary subject always to the provisions and limits of the applicable plan and the conditions of the relevant policy of insurance.

11.	PRIVATE HEALTH COVER

The Company will contribute an amount, not exceeding the amount required from time to time to fund VH1 Plan “Plan C” for you and your wife and your dependent children up to [21] years in full time education or otherwise up to 18 years.

12.	PERMANENT HEALTH INSURANCE

After six consecutive months absence due to incapacity or illness you shall be eligible to participate in the Company’ s Permanent Health Insurance Scheme (the APHI Scheme) upon the terms and subject to the conditions set out below:

12.1	the PHI Scheme is an insured scheme and, consequently, your entry to and eligibility to participate in the said scheme is subject to and conditional upon you satisfying the insurer’s requirements as notified to the Company from time to time;

12.2	all benefits payable under the PHI Scheme are subject to and conditional upon the terms and conditions of the relevant policies of insurance applicable to the said scheme;

12.3	the maximum benefit payable to you pursuant to the PHI Scheme will not in any event exceed two-thirds (2/3rds) of your basic salary:

12.4	entry to and continuation of the PHI Scheme, is subject to and conditional upon the Company being able to effect and/or maintain, at a reasonable cost as determined by the Company from time to time, the relevant policy of insurance applicable to the said scheme; and

12.5	all or any benefits payable under the PHI Scheme shall cease upon the termination of your employment with the Company for any cause whatsoever.

13.	CONFIDENTIAL INFORMATION

Much of the Company’s business and your work with the Company will be highly confidential. It is a condition of your employment that you do not, during your employment or thereafter, except as authorized or required by your duties or as required by law or a court of competent jurisdiction, reveal to any person, persons or company, party of the trade secrets or confidential information, operations, notices or dealings of the Company or any information concerning the organization, business, finances, transactions or affairs of the Company and/or any of its associated companies which may come to your know1edge during your employment hereunder and that you keep with complete secrecy all confidential information entrusted to you and do not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or in any way be likely to do so. This restriction shall continue to apply after the termination of this agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain through no act, omission, unauthorized disclosure or other breach on your part of the provisions of this agreement.

14.	EXCLUSIVITY OF SERVICES

For as long as you are employed by the Company, you may not without the prior written consent of the Company (except as the holder of any shares, stock or debentures which in aggregate do not exceed one percent (1%) of the total shares. stocks or debentures of a company quoted on any recognized stock exchange) be in any way directly or indirectly actively engaged or concerned in arty other business or undertaking where this is likely to be in conflict with the interests of the Company.

15.	DISCIPLINARY PROCEDURE

15.1	The Company’s Disciplinary Procedure is not contractually binding on the Company. While it is Company policy to observe this Procedure, strict observance of the procedure is not appropriate in all cases. Circumstances may warrant that the procedure is abridged or varied and the Company reserves the right to do so at any time.

15.2	The Company reserves the right in case of an infringement of its rules, policies, procedures or terms and conditions to demote, re-deploy or suspend you with or without pay or dismiss you from the Company’s employment. If you are suspended without pay as a disciplinary sanction, the period of suspension will vary in length at the discretion of the Company according to the gravity of the misconduct.

16. GRIEVIANCE PROCEDURE

If you have any grievance concerning your employment you should raise the matter in the first instance with Skip Boothby. If the grievance is not resolved at that stage you should refer it to Sue Lincoln whose decision shall be final and conclusive.

17.	TERMINATION OF EMPLOYMENT

17.1	Your employment may be terminated by either party giving to the other [three] months written notice.

17.2	The Company reserves the right to pay salary in lieu of any period of notice which it or you are required to give.

17.3	The Company also reserves the right to terminate your employment at any time without notice (or payment in lieu thereof) if you:

(a)	commit any serious or persistent breach of any of these terms and conditions of employment;

(b)	are guilty of fraud, dishonesty, gross misconduct or willful neglect in the discharge of your duties;

(c)	become bankrupt or make any arrangement or composition with your creditors generally:

(d)	become of unsound mind;

(e)	are convicted of any criminal offence (other than an offence which in the reasonable opinion of the Company does not affect your employment with the Company);

(f)	otherwise fail or are unable to perform and discharge such duties as the Company has assigned to or vested in you.

17.4	On the termination of your employment for whatever reason, you will be required to return to the Company, without delay, all files, correspondence, records, data, computer files, specifications, models, notes, formulations, lists, papers, reports and other documents and all copies thereof of whatever nature and other property belonging to the Company or relating to its business affairs or dealings which are in your possession or under your control.

18.	POST TERMINATION RESTRICTIONS

18.1	Upon the termination of your employment, you shall not either directly or indirectly (without the prior written consent of the Company) for a period of [12] months thereafter:

(a)	solicit the services of or entice away from the Company or engage, whether on your own behalf or on behalf of others, any person who is or was an executive director or a senior manager of the Company or of any of its subsidiaries and/or associated companies at any time during the twelve (12) month period immediately preceding the date on which your employment with the Company terminated;

(b)	solicit the custom of or entice away from the Company the custom or business of any person who is or was a customer of the company arid/or of any of its subsidiaries and/or associated companies at any time during the twelve (12) month period immediately preceding the date on which your employment with the Company terminated; and/or

(c)	work for or be engaged by or concerned or interested (except as the holder of any shares, stock or debentures which in aggregate do not exceed 1% o the total shares, stocks or debentures of a company quoted on any recognized stock exchange) in any business which operates from or carries on business in Ireland [specify other restricted areas if appropriate] in competition with the Company and/or any of its subsidiaries and/or associated companies.

18.2	You acknowledge and agree that the covenants and provisions of this clause are separate and severable and that the restrictions contained in this clause arc fair and reasonable in all the circumstances. In the event the any of the restrictions contained in this clause are adjudged by a court of competent jurisdiction to go beyond what is reasonable, in all the circumstances, for the protection of the legitimate interests of the Company and/or any of its subsidiaries and/or associated companies but would be adjudged reasonable if any particular restriction or restrictions, or part thereof, were deleted in any manner, then the restrictions in question shall apply with such deletions as may be decided by a court of competent jurisdiction, without affecting the remaining provisions thereof.

19.	MISCELLANEOUS PROVISIONS

19.1	These terms and conditions of employment constitute the entire understanding between you and the Company concerning your employment by the Company and are in substitution for and supercede all previous discussions, understandings and agreements (if any) between you and the Company concerning the terms and conditions of your employment with the Company.

19.2	Any amendments or additions to the provisions hereof shall be confirmed in writing by the Company and agreed by you and unless so confirmed and agreed shall not be binding on either you or the Company.

19.3	This agreement shall be governed by and construed in accordance with the laws of Ireland and both you and the Company expressly agree to submit to the non-exclusive jurisdiction of the Irish courts in relation to any dispute or matter arising hereunder.

If you require clarification on any matter, please contact me.

Yours sincerely,

/s/ Susan B. Lincoln
Susan B. Lincoln
Senior Vice President

ACCEPTANCE:

I hereby accept the Company’s offer of emp1oyment and confirm that the terms and conditions set out above accurately record my terms and conditions of employment with the Company.

SIGNED:	/s/ Patrick Ring
Patrick Ring

Date: 22-10-03